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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
First Community Bancorp:

        We consent to incorporation by reference in the registration statement (No. 333-91898) on Form S-4 of First Community Bancorp of our report dated February 8, 2002, except as to Note 24 of the notes to the consolidated financial statements, which is as of March 7, 2002, relating to the consolidated balance sheets of First Community Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of First Community Bancorp and to the reference to our firm under the heading "Experts" in the proxy statement-prospectus.

/s/ KPMG LLP

San Diego, California July 24, 2002

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  Exhibit 23.1